DanThu Thi Phan	Exhibit 5
Senior Counsel
Corporate & Financial Law	[CIGNA logo]

Routing TL48C
November 2, 2005	1601 Chestnut Street
Philadelphia, PA 19192
Facsimile 215.761.5715
danthu.phan@cigna.com

Dear Sir or Madam:

I have acted as counsel to CIGNA Corporation, a Delaware corporation (the “Company”), in connection with the filing and preparation by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the purpose of registering $10 million of deferred compensation obligations (the “Deferred Compensation Obligations”), which represent unsecured and unsubordinated obligations of the Company to pay deferred compensation in the future in accordance with the terms of the CIGNA Deferred Compensation Plan (the “Plan”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, such corporate records, agreements, documents, certificates or other corporate documents of public officials and of officers of the Company and other instruments as I have deemed relevant and necessary as a basis of this opinion. I have also made such inquiries of such officers and representatives as I have deemed relevant and necessary as a basis for the opinion hereafter set forth.

In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such documents.

Based upon the foregoing, and subject to the qualifications stated herein, I am of the opinion that, when issued in accordance with the provisions of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

I am licensed to practice law in the Commonwealth of Pennsylvania and am familiar with the Delaware General Corporation Law and the reported judicial decisions interpreting these laws. Therefore, the opinion is limited to the Delaware General Corporation Law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ DanThu Thi Phan
DanThu Thi Phan, Esq. Senior Counsel